Exhibit 99.1

Sunrun Reports Third Quarter 2022 Financial Results

Net Subscriber Value expands significantly to $13,259, exceeding guidance
Net Earning Assets increased by $465 million from the prior quarter, now at $5.1 billion, including $956 million in Total Cash
Customer Additions of 35,760 in Q3, bringing total Customers to 759,937, 21% year-over-year growth in Customers
17% year-over-year growth in Solar Energy Capacity Installed in Q3
Annual Recurring Revenue of $969 Million with Average Contract Life Remaining of 17.6 years
Networked Solar Energy Capacity of 5.4 Gigawatts

SAN FRANCISCO, November 2, 2022 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, battery storage and energy services, today announced financial results for the quarter ended September 30, 2022.

“Sunrun continues to become faster, better and stronger, delivering a quarter that demonstrates the financial value we can create for our customers and shareholders, leading the market and now serving over 760,000 customers,” said Mary Powell, Sunrun’s Chief Executive Officer. “Our team is focused on extending our market leadership position further by focusing on disciplined and sustainable growth with a laser focus on the fundamentals of business success – financial strength, customer obsession and accelerating innovation. Sunrun’s energy subscription model, which can deliver clean energy technology and innovation that is more affordable and reliable for customers, is particularly well suited for this economic environment.”

“The Sunrun team executed well in Q3, delivering volumes above the midpoint of our prior guidance range, despite pressures on sales and installation activities at the end of the quarter from the devastating hurricanes in Puerto Rico and Florida. The actions we took throughout the year to respond to higher interest rates and material costs have resulted in strong improvements in our Net Subscriber Value, which exceeded our prior guidance, even excluding the benefit from the passage of the Inflation Reduction Act,” said Danny Abajian, Sunrun’s Chief Financial Officer. “I am proud of our team’s execution in Q3 and excited for continued margin improvements in the quarters ahead as we keep focus on a disciplined strategy for sustainable growth.”

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 4% of the 77 million addressable homes in the U.S. have solar. The U.S. residential electricity market is over $194 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior energy experience and more affordable electric service, we are quickly amassing one of the largest networks of storage capacity, which will position us to also serve the $125 billion annual market for utility capex. This dispatchable set of resources offers greater potential for resiliency and precision than bulky centralized infrastructure.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights from the last quarter:

•Sunrun has now installed over 47,000 solar and battery systems nationwide, which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Solar and battery systems also optimize when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Sunrun expects battery installations to grow at a rapid rate in the coming quarters although current supply constraints and long cycle times are resulting in lower attachment rates than previously forecasted. As supply constraints ease and lead times are reduced, Sunrun expects attachment rates of batteries to increase materially from current levels.
•In August, the Inflation Reduction Act (IRA) passed Congress and was signed into law by President Biden. The IRA enhances and extends the investment tax credit (ITC) available to Sunrun. The IRA effectively provides a 10-year extension of the 30% solar ITC as well as a $7,500 credit for new electric vehicles and a $4,000 credit for used electric vehicles. Solar and battery storage projects installed in low-income areas can receive an additional 10% bonus tax credit, and projects installed on affordable multifamily housing can receive an extra 20% bonus tax credit. These adders are only available to commercial entities claiming tax credits under Sections 48 and 48E, not homeowners claiming residential clean energy credits under Section 25D, and as such should drive market share towards solar-as-a-service beginning in 2023.
•In October, Sunrun announced the opening of a new branch office in Peoria, Illinois. The new location will bring more green careers and access to affordable, resilient solar energy to residents in the service territory of Ameren Corporation, Illinois’ second largest utility provider. The announcement marks Sunrun’s third location in the state with two other branches in Bolingbrook and Des Plaines. Sunrun entered Illinois in 2017 and currently employs more than 500 Illinoisians in Chicago and surrounding areas. Sunrun’s Peoria expansion will help the company tap into the increasing demand for home solar and battery systems across Illinois.
•In Q3, Sunrun announced the launch of its new Level 2 electric vehicle (EV) charger to complement the Company’s home energy management solutions as customers electrify their homes and transportation. With 80% of EV charging done at home and utility energy rates jumping over 15% across the nation, Sunrun's new EV charger helps advance the Company’s mission to deliver energy independence, cost savings and energy stability to all Americans by enabling customers to power their vehicles at home with abundant and affordable solar energy. Now available in select California, New Jersey, and Vermont markets, the charger will be rolled out to all Sunrun markets by year end as an optional add-on with options for bundling with a Sunrun home solar-plus-battery system for significant savings.
•In Q3, Sunrun announced an exclusive agreement with SPAN, making its smart home electric panels available to residents in Puerto Rico. The offering is available exclusively through Sunrun and Sunrun’s partners in Puerto Rico, further differentiating our offering. Still recovering from the devastating effects of recent hurricanes, Puerto Rico’s fragile electricity grid remains prone to unexpected power outages and protracted blackouts. With this partnership and state-of-the-art innovation, residents can shift power supply to different uses throughout the home during an outage by controlling where and how backup power is used through fully customizable power circuit controls, which can extend backup time during an outage by up to 40%. This technology also provides Sunrun with an even more sophisticated ability to control and dispatch energy back to the grid during times of high stress, if called upon by grid operators. Sunrun entered Puerto Rico in 2018 and has quickly become one of the island’s largest providers of residential solar energy and battery systems.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and batteries can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar-as-a-service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. We expect these efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:

•Yesterday Sunrun announced it has been selected by Puerto Rico’s electric utility provider to help rebuild and transform the island’s energy system through the development of a 17 megawatt virtual power plant (VPP), the first distributed large-scale storage program on the island. As reliable power and increasing utility rates continue to be an issue for millions of Puerto Ricans post hurricanes Maria and Fiona, Sunrun’s innovative VPP solution will help harden the island’s fragile grid while also lowering energy costs for all grid-connected consumers and reducing pollution island-wide. Sunrun will spend the next year enrolling and networking together a minimum of 7,000 solar-plus-battery systems to begin energy dispatches in 2024. Customers will be compensated over a 10-year period in exchange for strategically sharing their stored solar energy with Puerto Rico’s power grid, creating a shared clean energy economy that offsets the use of fossil fuel burning power plants. The Governing Board of the Puerto Rico Electric Power Authority approved the terms of the agreement on October 26, 2022, and the agreement is subject to regulatory sign-off by the Puerto Rico Energy Bureau and the Fiscal Oversight Management Board.

•Sunrun’s partnership with Ford to serve as the preferred installer of Ford Intelligent Backup Power has officially launched and Sunrun is taking orders for the installation of the 80-amp Ford Charge Station Pro and the Home Integration System, along with providing options for solar and battery systems. Customers will need to equip their home with the 80-amp Ford Charge Station Pro and Home Integration System to unlock bidirectional power flow and future energy management solutions. The Home Integration System—designed and developed together with Ford—can be purchased exclusively through Sunrun. Customers interested in combining Ford Charge Station Pro and/or Home Integration System installation with clean solar power may be eligible to do so for as little as zero dollars down and reduced installation pricing. Our Ford partnership continues to deliver strong initial results; we have approximately 1,000 Ford Charge Station Pro orders thus far (and many thousands of initial conversations) and installs are ramping rapidly. A high mix of customers want the bidirectional home backup capability.
•In August, Lunar Energy emerged from stealth announcing the company name and its mission to electrify the home and provide energy independence to homeowners worldwide. Led by former Tesla Energy executive, Kunal Girotra, Lunar Energy was founded in August 2020 and has raised $300 million in funding over two rounds by Sunrun and South Korea's SK Group. Lunar Energy turns homeowners into active members of the energy economy by giving them the freedom to generate, store and control their own clean energy and share it with their communities. Lunar Energy expects to commercialize a next-generation integrated home battery, inverter and software offering with advanced grid services capabilities, in the coming quarters. Sunrun currently owns approximately 37% of Lunar Energy and has preferential access to the technology being developed.
•Streamlining permitting and interconnection processes present an opportunity to accelerate the adoption of solar and storage by reducing 'soft costs' and improving a homeowner's experience. Sunrun is a founding member of a coalition to develop an industry-wide web-based solar permitting tool called SolarAPP+, which seeks to reduce these costs and deliver a better customer experience. In September, California’s legislature passed, and Governor Newsom signed, SB 379 which requires, among other things, cities with a population of over 50,000 to implement an online, automated permitting platform, such as SolarAPP+ by September 2023. Earlier this year, the California Energy Commission launched a one-year grant program with $20 million in funding for local governments to adopt SolarAPP+.
•Sunrun solar and battery systems prove to be vital to California's transition to clean energy and pursuit to achieve greater grid resiliency. In August, Sunrun announced that every day it delivers more than 80 megawatts of stored energy capacity from customer batteries during the standard Time of Use window to California’s electric grid to reduce strain and improve energy resilience for all Californians. Sunrun’s customers collectively support California’s grid by providing additional energy capacity during times of peak demand. During California's unprecedented string of Flex Alerts from September 1-8, more than 17,000 Sunrun customers delivered 1.1 gigawatt-hours of energy back to California's grid during the critical hours of 4-9 p.m., helping stave off rolling blackouts.
•Sunrun’s business development and policy teams are actively educating more utilities and grid operators on the valuable services networked distributed energy resources, like VPPs, can provide to solve peak energy needs and replace the void from retiring fossil fuel power plants. In September, Sunrun’s East Bay Community Energy (EBCE) VPP delivered more than 55 megawatt-hours to California’s strained grid from nearly 1,000 solar-plus-battery customers. In October, Sunrun announced its New England VPP, a first-of-its-kind program to successfully operate in a wholesale capacity market, shared more than 1.8 gigawatt-hours of energy back to New England’s grid during the months of June through August. Thousands of Sunrun home solar systems across New England exported excess solar energy during the peak demand window of 1-5 p.m., effectively reducing overall energy demand and relieving stress on the region’s energy system. Sunrun has forged 13 VPP opportunities which provide incremental recurring revenue and offer an enhanced customer value proposition while also further differentiating Sunrun’s offering from companies that lack the scale, network density, and technical capabilities to serve this market.
•As more frequent extreme weather-related events and utility-planned power shut-offs leave millions in the dark, Sunrun solar-plus-battery systems provide families with peace of mind and essential backup power. During Hurricanes Fiona and Ian, thousands of batteries provided customers in Puerto Rico and Florida with more than 350,000 hours of backup power to keep vital appliances and electronics running. A significant portion of Sunrun’s battery fleet provided over 100 hours of backup, helping households power through multi-day outages as local crews worked to restore grid power.

ESG Efforts: Embracing Sustainability & Investing in Communities

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:

•Sunrun is dedicated to democratizing energy and increasing access to affordable, reliable, clean power for everyone, including low-income households and those who rent instead of own their homes. Sunrun currently serves more than 9,500 households in low-income multifamily properties and expects to significantly increase our impact across the country in the quarters ahead. In 2018, Sunrun committed to develop 100 megawatts of solar on affordable multifamily housing in California by 2030 via the state Solar on Multifamily Affordable Housing (SOMAH) program. Additionally, in 2021, Sunrun pledged to bring at least 500 megawatts of low-income solar to people across the country by 2030.
•Sunrun has continued to invest in our employees through our partnership with Guild Education with approximately 270 employees completing requirements to become licensed electricians and approximately 120 employees who have already completed professional certifications in a variety of disciplines. More than 2,000 employees have applied for an upskilling degree or certification program with Guild.
•The solar systems we deployed in Q3 are expected to offset the emission of 5.5 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset more than 3.3 million metric tons of CO2.

Key Operating Metrics

In the third quarter of 2022, Customer Additions were 35,760, including 25,468 Subscriber Additions. As of September 30, 2022, Sunrun had 759,937 Customers, including 639,748 Subscribers. Customers grew 21% in the third quarter of 2022 compared to the third quarter of 2021.

Annual Recurring Revenue from Subscribers was $969 million as of September 30, 2022. The Average Contract Life Remaining of Subscribers was 17.6 years as of September 30, 2022.

Subscriber Value was $43,446 in the third quarter of 2022 while Creation Cost was $30,187. Net Subscriber Value was $13,259 in the third quarter of 2022, an increase from $7,910 in the second quarter of 2022. Total Value Generated was $337.7 million in the third quarter of 2022.

Gross Earning Assets as of September 30, 2022 were $11.5 billion. Net Earning Assets were $5.1 billion, which includes $956 million in total cash, as of September 30, 2022.

Solar Energy Capacity Installed was 255.8 Megawatts in the third quarter of 2022. Solar Energy Capacity Installed for Subscribers was 181.6 Megawatts in the third quarter of 2022.

Networked Solar Energy Capacity was 5,392 Megawatts as of September 30, 2022. Networked Solar Energy Capacity for Subscribers was 4,567 Megawatts as of September 30, 2022.

Outlook

Management expects Solar Energy Capacity Installed growth to be approximately 25% for the full year 2022.

Net Subscriber Value is expected to increase sequentially in Q4 from Q3.

Total Value Generated is expected to be greater than $1 billion for the full year 2022.

Third Quarter 2022 GAAP Results

Total revenue was $631.9 million in the third quarter of 2022, up $193.1 million, or 44%, from the third quarter of 2021. Customer agreements and incentives revenue was $271.2 million, an increase of $39.3 million, or 17%, compared to the third quarter of 2021. Solar energy systems and product sales revenue was $360.7 million, an increase of $153.8 million, or 74%, compared to the third quarter of 2021.

Total cost of revenue was $521.3 million, an increase of 50% year-over-year. Total operating expenses were $768.2 million, an increase of 33% year-over-year.

Net income attributable to common stockholders was $210.6 million, or $0.96 per diluted share, in the third quarter of 2022.

Financing Activities

As of November 2, 2022, closed transactions and executed term sheets provide us expected tax equity to fund, at a 30% ITC level, over 340 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through the end of the third quarter of 2022. As of September 30, 2022, Sunrun also had over $700 million available in its $1.8 billion non-recourse senior revolving warehouse facility to fund nearly 300 Megawatts of Solar Energy Capacity Installed for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2022 results and business outlook at 1:30 p.m. Pacific Time today, November 2, 2022. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, and expectations in 2022 and beyond, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing, anticipated, or potential impacts of the COVID-19 pandemic and its variants; expectations regarding the Company’s storage and energy services businesses, the Company’s acquisition of Vivint Solar (including cost synergies), anticipated emissions reductions due to utilization of the Company’s solar systems; and factors outside of the Company’s control such as macroeconomic trends, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates; volatile or rising interest rates; changes in policies and regulations, including net metering and interconnection limits, or caps and licensing restrictions; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; the impact of COVID-19 and its variants on the Company’s operations; the successful integration of Vivint Solar; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	September 30, 2022	December 31, 2021

Assets
Current assets:
Cash	$672,083	$617,634
Restricted cash	283,822	232,649
Accounts receivable, net	218,837	146,037
Inventories	589,094	506,819
Prepaid expenses and other current assets	116,192	44,580
Total current assets	1,880,028	1,547,719
Restricted cash	148	148
Solar energy systems, net	10,573,591	9,459,696
Property and equipment, net	63,698	56,886
Intangible assets, net	8,868	12,891
Goodwill	4,280,169	4,280,169
Other assets	1,761,556	1,125,743
Total assets	$18,568,058	$16,483,252
Liabilities and total equity
Current liabilities:
Accounts payable	$275,057	$288,108
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	38,125	31,582
Accrued expenses and other liabilities	401,141	364,136
Deferred revenue, current portion	146,098	111,739
Deferred grants, current portion	8,268	8,302
Finance lease obligations, current portion	11,786	10,901
Non-recourse debt, current portion	185,800	190,186
Pass-through financing obligation, current portion	16,230	7,166
Total current liabilities	1,082,505	1,012,120
Deferred revenue, net of current portion	860,887	761,872
Deferred grants, net of current portion	199,433	206,615
Finance lease obligations, net of current portion	16,643	11,314
Convertible senior notes	392,310	390,618
Line of credit	505,967	211,066
Non-recourse debt, net of current portion	6,901,087	5,711,020
Pass-through financing obligation, net of current portion	291,685	314,231
Other liabilities	141,374	190,056
Deferred tax liabilities	122,930	101,753
Total liabilities	10,514,821	8,910,665
Redeemable noncontrolling interests	609,479	594,973
Total stockholders’ equity	6,618,501	6,254,736
Noncontrolling interests	825,257	722,878
Total equity	7,443,758	6,977,614
Total liabilities, redeemable noncontrolling interests and total equity	$18,568,058	$16,483,252

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Customer agreements and incentives	$271,211	$231,869	$740,789	$625,939
Solar energy systems and product sales	360,695	206,896	971,481	548,786
Total revenue	631,906	438,765	1,712,270	1,174,725
Operating expenses:
Cost of customer agreements and incentives	209,539	174,457	613,878	512,073
Cost of solar energy systems and product sales	311,782	172,538	854,105	458,208
Sales and marketing	193,992	171,462	556,346	442,174
Research and development	4,398	5,602	16,794	16,624
General and administrative	47,099	51,290	140,126	199,836
Amortization of intangible assets	1,341	1,341	4,023	4,029
Total operating expenses	768,151	576,690	2,185,272	1,632,944
Loss from operations	(136,245)	(137,925)	(473,002)	(458,219)
Interest expense, net	(117,214)	(89,096)	(312,513)	(238,365)
Other income (expenses), net	97,953	(4,332)	263,784	18,462
Loss before income taxes	(155,506)	(231,353)	(521,731)	(678,122)
Income tax expense (benefit)	—	9,980	—	(19,058)
Net loss	(155,506)	(241,333)	(521,731)	(659,064)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(366,066)	(265,462)	(632,087)	(618,160)
Net income (loss) attributable to common stockholders	$210,560	$24,129	$110,356	$(40,904)
Net income (loss) per share attributable to common stockholders
Basic	$0.99	$0.12	$0.52	$(0.20)
Diluted	$0.96	$0.11	$0.51	$(0.20)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	212,696	206,103	210,609	204,355
Diluted	220,850	213,016	218,662	204,355

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating activities:
Net loss	$(155,506)	$(241,333)	$(521,731)	$(659,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	118,620	98,856	331,856	286,001
Deferred income taxes	—	9,980	—	(18,709)
Stock-based compensation expense	22,830	39,262	88,702	160,754
Interest on pass-through financing obligations	5,022	5,442	15,079	16,288
Reduction in pass-through financing obligations	(11,407)	(11,002)	(31,105)	(32,160)
Unrealized gain on derivatives	(68,102)	(24,677)	(191,818)	(24,677)
Other noncash items	19,863	62,841	26,368	63,333
Changes in operating assets and liabilities:
Accounts receivable	(7,841)	(17,811)	(87,307)	(90,170)
Inventories	(41,675)	(103,096)	(82,275)	(161,474)
Prepaid and other assets	(110,315)	(88,391)	(283,715)	(273,948)
Accounts payable	19,734	68,115	(14,763)	120,412
Accrued expenses and other liabilities	52,676	9,256	72,801	27,953
Deferred revenue	66,242	12,493	133,788	49,632
Net cash used in operating activities	(89,859)	(180,065)	(544,120)	(535,829)
Investing activities:
Payments for the costs of solar energy systems	(540,561)	(434,791)	(1,481,556)	(1,186,330)
Purchase of equity method investment	—	—	(75,000)	—
Purchases of property and equipment, net	(6,517)	(6,128)	(10,820)	(11,640)
Net cash used in investing activities	(547,078)	(440,919)	(1,567,376)	(1,197,970)
Financing activities:
Proceeds from line of credit	238,000	102,001	1,018,967	526,980
Repayment of line of credit	(283,000)	(110,000)	(724,066)	(548,356)
Proceeds from issuance of convertible senior notes, net of capped call transaction			—	371,998
Proceeds from issuance of non-recourse debt	995,652	933,223	2,381,630	1,691,255
Repayment of non-recourse debt	(542,117)	(427,251)	(1,166,720)	(753,046)
Payment of debt fees	(11,693)	(13,880)	(42,282)	(42,757)
Proceeds from pass-through financing and other obligations, net	(2,811)	2,559	1,451	7,857
Payment of finance lease obligations	(3,713)	(3,106)	(10,489)	(9,243)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	393,799	324,342	925,550	900,332
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(51,774)	(52,302)	(152,105)	(142,036)
Acquisition of noncontrolling interests	(7,200)	(37,377)	(37,373)	(41,572)
Net proceeds related to stock-based award activities	4,719	4,343	22,555	23,350
Net cash provided by financing activities	729,862	704,502	2,217,118	1,966,712
Net change in cash and restricted cash	92,925	83,518	105,622	232,913
Cash and restricted cash, beginning of period	863,128	857,603	850,431	708,208
Cash and restricted cash, end of period	$956,053	$941,121	$956,053	$941,121

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 5% unlevered discount rate (weighted average cost of capital or “WACC”) to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

In-period volume metrics:	Three Months Ended September 30, 2022
Customer Additions	35,760
Subscriber Additions	25,468
Solar Energy Capacity Installed (in Megawatts)	255.8
Solar Energy Capacity Installed for Subscribers (in Megawatts)	181.6

In-period value creation metrics:	Three Months Ended September 30, 2022
Subscriber Value Contracted Period	$39,497
Subscriber Value Renewal Period	$3,949
Subscriber Value	$43,446
Creation Cost	$30,187
Net Subscriber Value	$13,259
Total Value Generated (in millions)	$337.7

In-period environmental impact metrics:	Three Months Ended September 30, 2022
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	3.3
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	5.5

Period-end metrics:	September 30, 2022
Customers	759,937
Subscribers	639,748
Households Served in Low-Income Multifamily Properties	9,547
Networked Solar Energy Capacity (in Megawatts)	5,392
Networked Solar Energy Capacity for Subscribers (in Megawatts)	4,567
Annual Recurring Revenue (in millions)	$969
Average Contract Life Remaining (in years)	17.6
Gross Earning Assets Contracted Period (in millions)	$8,160
Gross Earning Assets Renewal Period (in millions)	$3,359
Gross Earning Assets (in millions)	$11,518
Net Earning Assets (in millions)	$5,064

Note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 5%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.
Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Public Relations Manager
press@sunrun.com